Exhibit 4.05

CERTIFICATE OF FORMATION

OF

LEHMAN BROTHERS HOLDINGS E-CAPITAL LLC I

Dated as of August 11, 2005

This Certificate of Formation of Lehman Brothers Holdings E-Capital LLC I is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §§18-101, et seq.).

1.  The name of the limited liability company formed hereby is “Lehman Brothers Holdings E-Capital LLC I” (the “Company”).

2.  The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.  The name and address of the registered agent of the Company is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Lehman Brothers Holdings E-Capital LLC I as of the date first above written.

By:	/s/ Barrett S. DiPaolo
Barrett S. DiPaolo
Authorized Person